Issuer Free Writing Prospectus dated March 17, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated February 18, 2025

Registration Statement No. 333-283211

M axs M aki n g I n c . I n v e s t o r P r e s e n t a t i o n M a r c h 2 0 2 5 1 Issuer Free Writing Prospectus dated March 17, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 18, 2025 Registration Statement No. 333 - 283211

This presentation relates to the proposed initial public offering of A shares of MaxsMaking Inc . (the "Company," "we," "us," and "our"), pursuant to a registration statement on Form F - 1 (File No . 333 - 283211 ), as amended (the "Registration Statement") . This presentation should be read together with the preliminary prospectus included in the Registration Statement initially filed with the Securities and Exchange Commission (the "SEC") on November 14 , 2024 , as amended, for the offering to which this presentation relates and may be accessed through the following link : https : //www . sec . gov/edgar/browse/?CIK= 2008007 &owner=exclude . The information presented or contained in this presentation is subject to change without notice . None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof . This presentation should not be construed as legal, tax, investment or other advice . The Company has filed the Registration Statement including a preliminary prospectus with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request at corporatefinance@josephstonecapital . com . The proposed offering of the Company’s securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such Registration Statement, as and when declared effective by the SEC . Any decision to purchase the Company’s securities in the proposed offering should be made solely on the basis of the information contained in the prospectus . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . This presentation contains forward - looking statements, all of which are subject to risks and uncertainties . Forward - looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies ; statements that contain projections of results of operations or financial condition ; statements relating to the industry and government policies and regulations relating to our industry ; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future . Forward - looking statements are not guarantees of future performance and are subject to risks and uncertainties . We have based these forward - looking statements on historical and current trends, conditions, and expected future developments that we believe to be appropriate at this time . However, actual outcomes and results may differ materially from those expressed in forward - looking statements . These differences may include, among other things : assumptions about our future financial and operating results, including revenue, income, expenditures, and cash balance ; our ability to execute our growth and expansion plans, including our ability to meet our goals ; current and future economic and political conditions ; our ability to attract and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable growth in the customized consumer goods industry ; and other assumptions underlying or described in the prospectus . We describe material risks, uncertainties, and assumptions that could affect our business under "Risk Factors . " We base our forward - looking statements on information available to management at the time the statements are made . We caution you that actual outcomes and results are likely to differ from these statements . Accordingly, you should be careful about relying on any forward - looking statements . Any forward - looking statement that we make herein speaks only as of the date of such statement and except as required law, we have no obligation to update any forward - looking statements after the date of this presentation . Certain Information contained herein are derived from a market research report by Frost & Sullivan (the “Frost & Sullivan Report”), an independent third party which the Company commissioned . This presentation also contain statistical data and estimates that we obtained from various government and private publications . Statistical data in these publications and the Frost & Sullivan Report also include projections based on a number of assumptions . The customized consumer goods industry may not grow at the rate projected by market data, or at all . Failure of this market to grow at the projected rate may have a material and adverse effect on the Company’s business and the price of its securities . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . The Company believes that such information is accurate and that the sources from which it has been obtained are reliable . The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information . The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information summarized herein . The Company expressly disclaims any and all liability which may be based on such information, errors therein or omissions . Free Writing Prospectus Statement 2

Offering Summary 3 MaxsMaking Inc. Issuer Nasdaq Capital Market / MAMK Exchange/Ticker Initial Public Offering Offering Type Public offering of 2,000,000 A Shares (without exercise of over - allotment option) Public offering of 2,300,000 A Shares (with full exercise of over - allotment option) Securities Offered 15% Over - Allotment Option 9,575,000 A Shares (assuming no exercise of the underwriter’s over - allotment option) 9,875,000 A Shares (assuming full exercise of the underwriter’s over - allotment option) Ordinary Shares Outstanding Immidiately After This Offering $4.00 to $5.00 per share IPO Offering Price • approximately 45% for construction of production facilities and expansion of our scale of production; • approximately 20% for potential strategic investment and acquisitions; • approximately 15% for new hires in the sales, IT, production and management departments; • approximately 12% for marketing; and • approximately 8% for product and software research and development. Use of Proceeds Joseph Stone Capital, LLC Underwriter

Company Overview 4

Company Overview Core Business & Expertise • Manufacturer of customized consumer goods: bags, aprons, throw pillows, flags, chair covers, tablecloths, luggage, etc. • Focus on advanced technology and innovation to drive production efficiency and quality. Group Structure & Operations • Subsidiaries specialize in : digital production, software development, product design, brand management, online sales, and international trade . • Founded Shanghai Alliance Industry Co . , Ltd . in 2007 ; HQ in Shanghai ; manufacturing facilities in Yiwu (Zhejiang) and Zhumadian (Henan) . • Materials used: Cotton, nylon, polyester, recycled PET (rPET) for eco - friendly production of backpacks, luggage, tablecloths, and more. Technology & Systems • Proprietary software systems: Bulk order processing and coordination of customers, orders and manufacturing. • Patented technology: Optimize production efficiency and product quality through MES and other systems. Market Focus & Strategic Vision • Serve SMEs, e - commerce sellers, enterprises, schools, governments, NGOs . • Value proposition : Competitive pricing, tech - driven innovation (internet - based management software), and personalized service . • Sustainability commitment : Eco - friendly materials and production methods to align with environmental and social responsibilities . • Strategic goal : Become the global leader in B 2 B and C 2 M

Offices Administrative Management Center (Shanghai) 6 R&D Department (Shanghai)

Factories Manufacturing Factory (Zhumadian, Henan) 7 Manufacturing Factory (Yiwu, Zhejiang)

53 Computer software copyrights 20 Utility model patents 2 Design patents 2 Invention patents Intellectual Property and Honors 8

National High and New Tech Enterprise Software Technology Enterprise Intellectual Property and Certifications Provincial Technology - based Small and Medium - sized Enterprise 9

Main Products 10

ۉԄ஍ࣹىठ Our digital factory is equipped with advanced production facilities, including three production lines that can handle every process from cutting to logistics, all controlled by our proprietary MES digital production system . Our factory boasts cutting equipment, sewing machines, intelligent automatic computer - controlled and digital printing systems connected machines, with all to the internet for efficient and flexible production to meet customer needs. Software R&D We have included 3 D design system related to product design, automated order processing system and intelligent production system related to digital manufacturing, as well as procurement, sales and inventory ERP management system related to refined management to our production . As a company specializing in customization production, our key to success lies in having advanced software and technology to support our business . Digital Factory Investment Highlights 11

According to the Frost & Sullivan Report, most orders in China’s customized consumer goods industry are received from large enterprises . As enterprises focus on building their company culture, China’s customized consumer goods market has been growing rapidly . From 2017 to 2023 , the market size of customized consumer goods in China increased from RMB 138 . 7 billion to RMB 217 . 3 billion, with a CAGR of 7 . 8% . This industry is expected to maintain a high growth rate, with the market size projected to increase from RMB 236 . 2 billion to RMB 343 . 0 billion between 2024 and 2028 , with a CAGR of 9 . 8% . According to the Frost & Sullivan Report, from 2017 to 2023 , the market size of China’s small - batch customized luggage industry grew from RMB 542 . 9 million to RMB 1 , 181 . 7 million, with a CAGR of 13 . 8% . With the upgrading of consumption concept, customized products will be more favored by the market, and the existing market will continue to grow . The market will also be driven by the demand for corporate culture construction in large enterprises and SMEs and changing attitudes and preferences of consumers who are increasingly seeking customized products and experiences when making purchasing decisions . The small - batch customized luggage industry in China is expected to witness significant growth in the coming years . It is estimated that from 2024 to 2028 , the market size of China’s small - batch customized luggage industry will grow from RMB 1 , 388 . 6 million to RMB 2 , 572 . 6 million, with a CAGR of 16 . 7% . Industry Overview 12

Advanced Technological Capabilities Our customization success relies on advanced digital tools like 3 D design systems, automated production systems, and ERP - integrated management, enhancing efficiency, precision, and cost - effectiveness . Diverse and Quality Product Offerings We offer a wide range of customizable textile products, tailored to customer preferences in materials, patterns, and sizes . Committed to quality and sustainability, we adhere to strict certifications like Oeko - Tex 100 , GOTS, and REACH, ensuring eco - friendly, high - quality products that meet diverse market needs . Geographical Advantages Based in Shanghai, we harness the city’s talent, capital, and global connectivity to fuel innovation and growth . Our Yiwu manufacturing plant leverages the region’s strong supply chain, boosting efficiency, cutting costs, and ensuring competitive delivery and pricing . Experienced Management Team Our seasoned management team’s decades of expertise in manufacturing and operations drive innovation and deliver high - quality, customized products, creating value for customers and maintaining a competitive edge . Since 2007 , we’ve led the small - batch customized luggage market, achieving top revenue from 2021 to 2023 . Our expertise, strong supplier relationships, and competitive pricing secure our dominant position and support future growth . Early Market Entry Advantage Competitive Strength 13

Director & COO • Strategic operations oversight, financial governance, and cross - functional leadership. • 27+ years of experience in corporate management, finance, and operations. • Deep understanding of manufacturing workflows and SME growth challenges. • Co - Founder of Haodingduo Intelligent Industry Group and its subsidiaries. • Finance Director of Shanghai Alliance Industry Co., Ltd. since inception (2007 – present). • Financial Manager of Zhejiang Jingning Huali Co., Ltd. (1997 – 2006), a company engaged in agricultural and sideline food processing business • Bachelor’s degree in Accounting from Xi’an Jiaotong University. CFO • 30 + years of experience in financial management, internal controls, and operational finance . • CFO of Shanghai Alliance since October 2021. • Financial Director of Shanghai Only Vision Enterprise Development Co., Ltd. (May 2016 – September 2021). • Financial Management Manager of Shanghai Century Lianhua Supermarket Development Co., Ltd. (April 2008 – April 2016). • Financial Manager of Shanghai Cenet Networking Technology Co., Ltd. (July 2003 – March 2008). • Bachelor’s degree in Accounting from Hebei GEO University. Jianbin Chen Xuefen Zhang Management Team Chairman & CEO • 17+ years in business operations and management. • Deep understanding in technology - driven manufacturing and internet - based sales strategies. • Co - Founder of Haodingduo Intelligent Industry Group and its subsidiaries • Executive Director and General Manager of all these companies since their inception (2007 – present). • Bachelor’s degree in Business Administration from Xi’an Jiaotong University. Xiaozhong Lin 14

• CFO and Secretary of QDM International Inc. since August 5, 2024. • Partner and CFO at Beyond Consultancy Corporation (October 2019 – Present). • Heyu Biological Technology Corporation (OTC: HYBT) from April 2018 to February 2021. • Independent Director of Dragon Victory International Limited (Nasdaq: LYL) from March 2018 to September 2019. • CFO of China Education Alliances, Inc. (NYSE: CEU)(December 2011 to July 2017). • Senior Auditor & Tax Advisor at RB Accountants in Australia (March 2006 – July 2010). • CPA in Australia (2010) and Fellow CPA (FCPA) designation (2024). • Bachelor’s degree in Business (Accountancy) from Queensland University of Technology (2006). • 17+ years of expertise in financial leadership, public company governance, and cross - border accounting. • Co - CFO of Fresh2 Group Limited (Nasdaq: FRES) since October 2022, overseeing financial budget management, internal controls, and capital market relations. • CFO of Fresh2 Group from June 2020 to October 2022. • Global Internal Auditor (SOX) at Natuzzi S.p.A (Italy) (2016 – 2019): Conducted SOX compliance testing for sales, payroll, treasury, inventory, and finance. • Deputy Regional Manager at Shanghai RongShen CPAs (2013 – 2015) and Shanghai De’an CPAs (2011 – 2013). • CPA in Australia (2019) and Forensic CPA in the U.S. (2020). • Master of Professional Accounting (MPAcc), The Chinese University of Hong Kong (2023). • Master of Business + Bachelor of Business (Accounting), Charles Sturt University (2009, 2007). • Bachelor of Law, Southwest University of Science and Technology (2017). Jinqiu Tang Wei Li • Co - founded Digital Talk, and served as the Chief Strategy Officer since 2020. • Served as China Chief Representative of Nasdaq, Inc. (June 2009 – January 2019), facilitating Chinese companies to list and raise capital in the U.S. market. • Held the role of Executive Director of Asia Pacific at New York Stock Exchange (NYSE) (December 2004 – April 2009), driving cross - border capital market initiatives. • Advised the office of Secretary - General Kofi Annan of the United Nations (January 2003 – June 2004) on China’s economy and business landscape. • 15+ years of leadership at NYSE and Nasdaq, instrumental in bridging Chinese enterprises with global capital markets. • Master’s degree in Public Administration from Harvard Kennedy School (2001). • Expertise in international economics, strategic fintech innovation, and cross - border financial diplomacy. Yeeli Hua Zheng 15 Independent Director Nominees

Financial Highlights 16

Underwriter Joseph Stone Capital, LLC Address: 29 Broadway, New York, New York 10006 Email: corporatefinance@josephstonecapital.com 17 Issuer MaxsMaking Inc. Address: Room 903, Building 2, Kangjian Business Plaza, No. 1288 Zhennan Road Putuo District, Shanghai, China, 200331 Email: info@maxsmaking.com Contact